Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

     This Agreement, dated April 25, 2003, is made by and between XO Communications, Inc., a Delaware corporation (as hereinafter defined, the “Corporation”) and Carl J. Grivner, (the “Executive”).

     WHEREAS, the Board (as hereinafter defined) recognizes that the possibility of a Change in Control (as hereinafter defined) of the Corporation exists and that such possibility, and the uncertainty it may cause, may result in the departure or distraction of key management employees of the Corporation; and

     WHEREAS, the Executive and the Corporation are party to an Employment Term Sheet in the form attached as Exhibit A hereto (the “Employment Agreement”); and

     WHEREAS, the Board has determined that the Corporation should encourage the continued employment of the Executive by the Corporation and the continued dedication of the Executive to his assigned duties without distraction as a result of the circumstances arising form the possibility of a Change in Control;

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Corporation and the Executive hereby agree as follows:

     1.     Defined Terms. For purposes of this Agreement, the following terms shall have the meanings indicated below:

     (A)  “Board” shall mean the Board of Directors of the Corporation, as constituted from time to time.

     (B)  “Cause” for termination by the Corporation of the Executive’s employment shall mean (i) the failure by the Executive substantially to perform the Executive’s duties with the Corporation or a Subsidiary, other than any failure resulting from the Executive’s incapacity due to physical or mental illness or any actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive in accordance with paragraph (A) of Section 6, that continues for at least 30 days after the Board delivers to the Executive a written demand for performance that identifies specifically and in detail the manner in which the Board believes that the Executive has failed to substantially to perform the Executive’s duties, (ii) the engaging by the Executive in misconduct that is demonstrably and materially injurious to the Corporation or any Subsidiary, monetarily or otherwise or (iii) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof, or (y) a misdemeanor involving moral turpitude.

     (C)  A “Change in Control” shall mean, if subsequent to the date of this Agreement:

(i) any Person (other than a Person Beneficially Owning securities representing 10% or more of the combined voting power of the Corporation’s outstanding securities as of

April 1, 2003, the Corporation, any trustee or other fiduciary holding securities under any of the Corporation’s employee benefit plans, or any company owned, directly or indirectly, by the Corporation’s shareholders in substantially the same proportions as their ownership of the stock of the Corporation) becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of the securities of the Corporation representing 50% or more of the combined voting power of then outstanding securities of the Corporation (the “Voting Securities”), provided that for purposes hereof, the Voting Securities acquired from the Corporation by any Person shall be excluded from the determination of such Person’s Beneficial Ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding),

(ii) the consummation of any transaction or series of transactions under which the Corporation is merged or consolidated with any other company, other than a merger or consolidation which would result in the Corporation’s shareholders immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 65% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation in the same proportion such shareholders held the voting securities of the Corporation immediately prior to the merger or consolidation,

(iii) the Corporation’s complete liquidation or the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets, other than the Corporation’s liquidation into a wholly-owned subsidiary or into an affiliate, or

(iv) for the sake of clarity, notwithstanding the foregoing, no Change of Control shall be deemed to have occurred so long as one or more affiliates of Carl Icahn is (alone or collectively) the largest shareholder of the Corporation and owns directly or indirectly in excess of 15% of the outstanding shares of the Corporation.

     (D)  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

     (E)  “Corporation” shall mean XO Communications, Inc., and any successor to its business or assets, by operation of law or otherwise.

     (F)  “Date of Termination” shall have the meaning stated in paragraph (B) of Section 6 hereof.

     (G)  “Disability” shall be deemed the reason for the termination by the Corporation of the Executive’s employment, if the Executive is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which constitutes a permanent and total disability, as defined in Section 22(e)(3) of the Code (or any successor section thereto).

     (H)  “Executive” shall mean the individual named in the first paragraph of this Agreement.

     (I)  “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence, without the Executive’s express written consent, of any of the following:

(i) the assignment to the Executive of any duties inconsistent with the Executive’s status as a key management employee of the Corporation or of a Subsidiary or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control;

(ii) a reduction in the Executive’s annual base salary or target annual bonus to any amount less than the Executive’s annual base salary or target annual bonus, respectively, as in effect immediately prior to the Change in Control;

(iii) the relocation of the Executive’s principal place of employment to a location more than 35 miles from the location of such principal place of employment immediately prior to the Change in Control, except for required business travel to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Change in Control; or

(iv) The failure by the Corporation to continue to provide the Executive with benefits as favorable in the aggregate and in all material respects as those enjoyed by the Executive under the Corporation’s retirement, life insurance, medical, health and accident, disability, or other employee benefit plans in which the Executive was participating immediately prior to the Change in Control; or the failure by the Corporation to provide the Executive with the number of paid vacation days to which the Executive was entitled in accordance with the Corporation’s normal vacation policy in effect immediately prior to the Change in Control.

     (J)  “Notice of Termination” shall have the meaning states in paragraph (A) of Section 6 hereof.

     (K)  “Payment Trigger” shall mean the occurrence of both of (i) a Change in Control during the term of this Agreement and (ii) at any time on or after such Change in Control, but before the end of the Protected Period, the termination of the Executive’s employment with the Corporation or a Subsidiary for any reason other than (A) by the Executive without Good Reason, (B) by the Corporation (or a Subsidiary) as a result of Disability of the Executive or with Cause or (C) as a result of the death of the Executive; provided, however, that if the Executive’s employment is terminated prior to a Change in Control at the request of a Person (other than the Corporation or any Person affiliated with the Corporation) engaged in a transaction or a series of transactions that would result in a Change in Control, such termination shall be deemed to occur during the Protected Period. Any transfer of the Executive’s employment from the Corporation to a Subsidiary, from a Subsidiary to the Corporation, or from one Subsidiary to another Subsidiary shall not by itself constitute a termination of the executive’s employment for purposes of this Agreement.

     (L)  “Person” shall have the meaning used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended from time to time.

     (M)  “Protected Period” shall mean the 24-month period immediately following the month in which a Change in Control occurs.

     (N)  “Subsidiary” shall mean any corporation or other entity or enterprise, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others serving similar functions with respect to such corporation or other entity or enterprise is owned by the Corporation, directly or indirectly.

     2.     Term of Agreement. This Agreement will become effective on the date hereof and shall continue in effect until the Employment Agreement terminates; provided that, in the event that a Change in Control of the Corporation occurs (as such term is herein defined) during the term of this Agreement, upon the effective date of such Change in Control, the term of this Agreement shall automatically and irrevocably be renewed (an “Automatic Renewal”) for a period of twenty-four (24) full calendar months from the effective date of such Change in Control. In the event an Automatic Renewal occurs, this Agreement shall (x) thereafter automatically terminate following the twenty-four (24) month Automatic Renewal and (y) be assigned to and be assumed by the purchaser in such Change in Control, as further provided in Section 9 herein.

     Notwithstanding any provision of this Agreement to the contrary, this Agreement shall automatically terminate upon (i) the termination of Executive’s employment pursuant to the Employment Agreement occurring (a) prior to a Change in Control hereunder or (b) outside the Protected Period or (ii) any termination not constituting a Payment Trigger, without regard to when such termination occurs.

     3.     General Provisions.

     (A)  The Corporation hereby represents and warrants to the Executive as follows: The execution and delivery of this Agreement and the performance by the Corporation of the actions contemplated hereby have been duly authorized by all necessary corporation action on the part of the Corporation. This Agreement is a legal, valid and binding obligation of the Corporation enforceable in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation by the Corporation of the actions contemplated hereby (i) will violate any provision of the certificate of incorporation or by-laws (or other charter documents) of the Corporation, (ii) will violate or be in conflict with any applicable law or any judgment, decree, injunction or order of any court or governmental agency or authority, or (iii) will violate or conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or will result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or properties of the Corporation under, any term or provision of the certificate of incorporation, or by-laws (or other charter documents) of the Corporation or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Corporation is a party or by which the Corporation or any of its properties or assets may be bound or affected.

     (B)  The Executive hereby represents and warrants to the Corporation that the execution and delivery of this Agreement and the Employment Agreement, and the performance of the Executive’s duties under both such Agreements, will not violate the terms of any agreement or other understanding between the Executive and any other Person, including present and former employers of the Executive.

     (C)  No amount or benefit shall be payable under this Agreement unless there shall have occurred a Payment Trigger during the term of this Agreement. In no event shall payments in accordance with this Agreement be made in respect of more than one Payment Trigger.

     (D)  This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Corporation, the Executive shall not have any right to be retained in the employ of the Corporation or of a Subsidiary. The Executive’s right, following occurrence of a Change in Control, to terminate his employment under this Agreement for Good Reason shall not be affected by the Executive’s Disability. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason under this Agreement.

     4.     Payments Due Upon a Payment Trigger

     (A)  The Corporation shall pay to the Executive the payments described in this Section 4 upon the occurrence of a Payment Trigger during the Term of this Agreement.

     (B)  Upon the occurrence of a Payment Trigger during the term of this Agreement, the Corporation shall pay to the Executive a lump sum payment (the “Change in Control Payment”), in cash, equal to:

(i) the sum of –

(a) the higher of the Executive’s (1) annual base salary in effect immediately prior to the occurrence of the Change in Control and (2) the Executive’s annual base salary in effect immediately prior to the Payment Trigger, plus

(b) the higher of (1) the Executive’s target annual bonus for the fiscal year (or other measuring period) prior to the fiscal year (or other measuring period) in which the Change in Control occurs and (2) the Executive’s target annual bonus for the fiscal year (or other measuring period) in which the Payment Trigger occurs;

provided, however, that the Executive shall be entitled to the greater of (x) such Change in Control Payment and (y) the aggregate amount of cash payments payable to the Executive under the Employment Agreement (the “Termination Payment”) in connection with the occurrence of such Payment Trigger. For the avoidance of doubt, it is understood and agreed that the Executive shall be entitled to receive either the Change in Control Payment or the Termination Payment pursuant to the Employment Agreement, whichever is greater.

     The amount determined under the foregoing provisions of this paragraph (B) shall be reduced by any cash severance benefit otherwise paid to the Executive under any applicable severance plan or other severance arrangement. For purposes of this paragraph (B), amounts payable to the Executive pursuant to an annual bonus plan for the fiscal year or other measuring period described in (1) or (2) above, as applicable (the “applicable year/period”), shall not include amounts attributable to a fiscal year or other measuring period that commence prior to the applicable year/period and that became payable during the applicable year/period.

     (C)  Notwithstanding any provision of any incentive compensation plan, including, without limitation, any provision of any incentive compensation plan conditioning the receipt of any payment upon continued employment after the completed fiscal year or other measuring period, the Corporation shall pay to the Executive a lump sum amount, in cash, equal to the amount of any incentive compensation that has been allocated or awarded to the Executive for a completed fiscal year or other measuring period, preceding the occurrence of a Payment trigger under any incentive compensation but has not yet been paid to the Executive.

     (D)  For the fiscal year or other measuring period during which the Payment Trigger occurs, the Executive shall be entitled to a pro rata bonus equal to the number of calendar days elapsed during the fiscal year or other measuring period prior to the Date of Termination divided by the total days in the fiscal year or other measuring period, as the case may be, and multiplied by the target bonus payable for such period.

     (E)  The payments provided for in paragraphs (B), (C) and (D) of this Section 4 shall be made not later than the tenth business day following the occurrence of a Payment Trigger, unless the amounts of such payments cannot be fully determined on or before that day, in which case, the Corporation shall pay to the Executive on that day an estimate, as reasonably determined in good faith by the Corporation, of the minimum amount of the payments to which the Executive is clearly entitled and shall pay the remainder of the payments as soon as the amount thereof can be determined. In the event the amount of the estimated payments exceeds the amount subsequently determined to have been due, the Executive shall promptly return to the Corporation the excess. At the time that payments are made under this Section 4, the Corporation shall provide the Executive with a written statement setting forth the manner in which the payments were calculated and the basis for the calculations including, without limitation, any opinions or other advice the Corporation has received from any outside counsel, auditors or consultants.

     (F)  (i) In addition to the payments provided for above in this Section 4, the Corporation shall provide or arrange to provide, on a pass-through cost basis to the Executive, and at substantially the same coverage level as in effect as of the Date of Termination (subject to changes in coverage levels applicable to other executives of the Corporation prior to the Date of Termination), a continuation of the Executive’s (and the Executive’s eligible dependents’) health and life insurance coverages for twelve (12) months from the Date of Termination. The applicable COBRA health insurance benefit continuation period shall commence at the beginning of this twelve (12) month benefit continuation period.

(ii) The providing of these health and life insurance benefits by the Corporation shall be discontinued prior to the end of the twelve (12) month continuation period to the extent that the Executive becomes covered under the health and/or life insurance coverages of a subsequent employer; provided that such subsequent employer health insurance coverage does not contain any exclusion or limitation with respect to any preexisting condition of the Executive of the Executive’s eligible dependents. For purposes of enforcing this offset provision, the Executive shall have a duty to promptly inform the Corporation in writing if the Executive becomes covered under the health and/or life insurance coverages of a subsequent employer.

     5.     Gross-Up Payments.

     (A)  In the event it shall be determined that any payment or distribution by the Corporation or other amount with respect to the Corporation to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5 (a “Payment”), is (or will be) subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are (or will be) incurred by the Executive with respect to the excise tax imposed by Section 4999 of the Code with respect to the Corporation (the excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Executive shall be entitled to receive an additional cash payment (a “Gross-Up Payment”) from the Corporation in an amount equal to the sum of the Excise Tax and an amount sufficient to pay the cumulative Excise Tax and all cumulative income taxes (including any interest and penalties imposed with respect to such taxes) relating to the Gross-Up Payment so that the net amount retained by the Executive is equal to all payments to which Executive is entitled pursuant to the terms of this Agreement (excluding the Gross-Up Payment) less income taxes (but not reduced by the Excise Tax or by income taxes attributable to the Gross-Up Payment).

     (B)  Subject to the provisions of paragraph (C) of this Section 5, all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions utilized in arriving at the determination, shall be made by a nationally recognized certified public accounting firm selected by the Corporation with the consent of the Executive, which should not unreasonably be withheld (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Corporation and the Executive within 30 days after the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Corporation. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. The Corporation, as determined in accordance with this Section 5, shall pay any Gross-Up Payment to the Executive within five days after the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments that the Corporation should have made will not have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Corporation exhausts its remedies in accordance with paragraph (C) of this Section 5 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of Underpayment that has occurred and the Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive.

     (C)  The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require a Gross-Up Payment (that has not already be paid to the Corporation). The notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of the claim and shall apprise the Corporation of the nature of the claim and the date on which the claim is requested to be paid. The Executive shall not pay the claim prior to the expiration of the 30-day period following the date on which the Executive gives notice to the Corporation or any shorter period ending on the date that any payment of taxes with respect to the claim is due. If the Corporation notifies the Executive in writing prior to the expiration of the 30-day period that it desires to contest the claim, the Executive shall:

(i) give the Corporation any information reasonably requested by the Corporation relating to the claim;

(ii) take any action in connection with contesting the claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to the claim by an attorney reasonably selected by the Corporation;

(iii) cooperate with the Corporation in good faith in order effectively to contest the claim; and

(iv) permit the Corporation to participate in any proceedings relating to the claim.

     The Corporation shall bear and directly pay all costs and expenses (including additional interest and penalties) incurred in connection with the contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 5, the Corporation shall control all proceedings taken in connection with the contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of the claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute the contest to a determination before any administrative tribunal, on a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine. If the Corporation directs the Executive to pay the claim and sue for a refund, the Corporation shall advance the amount of the payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance; and any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due shall be limited solely to the contested amount. The Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (D)  If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to paragraph (C) of this Section 5, the Executive becomes entitled to receive any refund with respect to the claim, the Executive shall, subject to the Corporation’s compliance with the requirements of paragraph (C) of this Section 5, promptly pay to the Corporation the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after receipt by the Executive of an amount advanced by the Corporation pursuant to paragraph (C) of this Section 5, a determination is made that the Executive shall not be entitled to any refund with respect to the claim and the Corporation does not notify the Executive in writing of its intent to contest the denial of refund prior to the expiration of 30 days after the determination, then the advance shall be forgiven and shall not be required to be repaid and the amount of the advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     6.     Termination Procedures.

     (A)  During the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice indicating the basis, if any, for termination of the Executive’s employment.

     (B)  “Date of Termination” with respect to any purported termination of the Executive’s employment during the term of the Agreement (other than by reason of death) shall mean (i) if the Executive’s employment is terminated for Disability, 20 business days after

Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during that 20 business day period) and (ii) if the Executive’s employment is terminated for any other reason, the effective date of the Executive’s termination.

     7.     No Mitigation. The Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Corporation pursuant to this Agreement. Further, except as provided in Section 4(E), the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the executive as the result of employment by another employer or by retirement benefits.

     8.     Disputes. Any legal action concerning this Agreement, whether instituted by the Corporation of the Executive, shall be brought and resolved only in a state court of competent jurisdiction located in the territory that encompasses the city, county, or parish in which the Executive’s principal residence is located at the time such action is commenced. The Corporation hereby irrevocably consents and submits to the personal jurisdiction of that court. Any final judgment in the action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     9.     Successors: Binding Agreement.

     (A)  In addition to any obligations imposed by law upon any successor to the Corporation, the Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Corporation expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain the assumption and agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Corporation in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate his employment for Good Reason immediately after a Change in Control and during the term of this Agreement, except that, for purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed the Payment Trigger occasioned by the foregoing deemed termination of employment for Good Reason immediately following a Change in Control. The provisions of this Section 9 shall continue to apply to each subsequent employer of the Executive bound by this Agreement in the event of any merger, consolidation, or transfer of all or substantially all of the business or assets of that subsequent employer.

     (B)  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executor, administrators, successors, heirs, distributes, devisees, and legatees. If the Executive shall die while any amount would be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, the amount, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives, or administrators of the Executive’s estate.

     10.     Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given upon actual receipt:

     To the Corporation:

XO Communications, Inc.
11111 Sunset Hills Road
Reston, Virginia 20190
Attn: General Counsel

     To the Executive:

To the most recent address of Executive set forth in the personnel records of the Corporation.

     11.     Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and an authorized officer of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth or referred to in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of New York. All references to sections of the Securities and Exchange Act of 1934 or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, or local law and any additional withholding to which the Executive has agreed.

     12.     Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     13.     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

   IN WITNESS WHEREOF, the parties have executed this Agreement to be effective on and as of the date above written.

XO Communications, Inc.

By: Name: Title:	/s/Nathaniel A. Davis Nathaniel A. Davis Chief Operating Officer

/s/ Carl J. Grivner Carl J. Grivner